Bech-Bruun

Copenhagen December 2023

Our ref 064945-0026
Doc.No. 33353437.1

Sebastian Christmas Poulsen

Subscription form

[-] hereby subscribes for the following fraction of the increase of the share capital on the terms and conditions set out in the general meeting minutes attached as ***Appendix 1***.

Number of C1-shares of a nominal value of DKK 0.01		*[-]*
Nominal share capital amount	*DKK*	*[-]*
Number of C2-shares of a nominal value of DKK 0.01		*[-]*
Nominal share capital amount	*DKK*	*[-]*
Number of C3-shares of a nominal value of DKK 0.01		*[-]*
Nominal share capital amount	*DKK*	*[-]*
Total amount to be contributed by cash contribution	*DKK*	*[-]*

The subscription price per C1-share is DKK 0.664756019.
The subscription price per C2-share is DKK 0.01.
The subscription price per C3-share is DKK 0.01.

The subscription amount filled out above is the maximum amount as per the allocations and calculations made in connection with the capital increase. If the shareholder wishes to subscribe for a smaller number of shares, please check the box on the following page.

Bech-Bruun

Doc.No. 33353437.1

☐ I wish to subscribe for shares as follows:

Number of C1-shares of a nominal value of DKK 0.01		*[-]*
Nominal share capital amount	*DKK*	*[-]*
Number of C2-shares of a nominal value of DKK 0.01		*[-]*
Nominal share capital amount	*DKK*	*[-]*
Number of C3-shares of a nominal value of DKK 0.01		*[-]*
Nominal share capital amount	*DKK*	*[-]*
Total amount to be contributed by cash contribution	*DKK*	*[-]*

Date: ____ ___________ ________

For and on behalf of [-]

_____________________________ _____________________________

Name: Name:

The amount to be contributed shall be paid in to Bech-Bruun's client account reg.no. 4928, account number 4110 505094, IBAN no. DK90 3000 4110 5050 94, S.W.I.F.T. DABADKKK no later than 21 December 2023 at 11.00 am CET.

Please mark the transfer: *"064945-0026 – [Name of shareholder]"*